Exhibit 10.1
STANDBY PURCHASE AGREEMENT
     STANDBY PURCHASE AGREEMENT (this “Agreement”) dated as of June 28, 2006, by and among Exide Technologies, a Delaware corporation (the “Company”), Tontine Capital Partners, L.P., a Delaware limited partnership (“Tontine”), Legg Mason Investment Trust, Inc., a Maryland corporation (“Legg Mason” and together with Tontine, the “Standby Purchasers”), and Arklow Capital, LLC, a Delaware limited liability company (the “Additional Standby Purchaser”).
W I T N E S S E T H:
     WHEREAS, the Company proposes, as soon as practicable after the Rights Offering Registration Statement, as defined herein, becomes effective, and the Proxy Statement, as defined herein, has been mailed, to distribute to holders of its common stock (the “Common Stock”) of record as of the close of business on the record date of the Rights Offering (the “Record Date”), non-transferable rights (the “Rights”) to subscribe for and purchase additional shares of Common Stock (the “New Shares”) at a subscription price (the “Subscription Price”) in accordance with the term sheet attached hereto as Annex A (such term sheet, the “Term Sheet” and such offering, the “Rights Offering”); and
     WHEREAS, pursuant to the Rights Offering, stockholders of record will receive one Right for each share of Common Stock held by them as of the Record Date, and each Right will entitle the holder to purchase the number of New Shares of Common Stock as determined pursuant to the Term Sheet at the Subscription Price (the “Basic Subscription Privilege”); and
     WHEREAS, the Company has requested the Standby Purchasers and the Additional Standby Purchaser to agree to purchase from the Company upon expiration of the Rights Offering, and the Standby Purchasers and the Additional Standby Purchaser are willing to so purchase, New Shares, at the Subscription Price, to the extent such New Shares are not purchased by stockholders pursuant to the exercise of Rights; and
     WHEREAS, the Standby Purchasers shall purchase, or if the Rights Offering is not consummated, shall have the right to purchase and the Company shall sell to the Standby Purchasers additional shares; and
     WHEREAS, in order to further induce the Standby Purchasers and the Additional Standby Purchaser to enter into this Agreement, the Company has agreed to grant the Standby Purchasers and the Additional Standby Purchaser (including any of their permitted assignees) registration rights with respect to the Securities (as defined below) purchased by them pursuant to this Agreement pursuant to a registration rights agreement substantially in the form attached hereto as Annex B (the “Registration Rights Agreement”);
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
     Section 1. Certain Other Definitions. The following terms used herein shall have the meanings set forth below:
     “Additional Standby Purchaser” shall have the meaning set forth in the preamble hereof.
     “Additional Subscription Shares” shall have the meaning set forth in Section 2(c) hereof.
     “Agreement” shall have the meaning set forth in the preamble hereof.
     “Backstop Termination Date” shall have the meaning set forth in Section 3 hereof.
     “Basic Subscription Privilege” shall have the meaning set forth in the recitals hereof.

     “Board” shall have the meaning set forth in Section 7(a)(i) hereof.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Closing” shall mean the closing of the purchases described in Section 2 hereof, which shall be held at 10:00 a.m. on the Closing Date at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153, or such other time and place as may be agreed to by the parties hereto, provided that if the purchases described in Section 2 hereof do not occur and the option pursuant to Section 3 is exercised, then “Closing” shall mean the closing of purchases described in Section 3 hereof.
     “Closing Date” shall mean the date that is three (3) Business Days after the Rights Offering Expiration Date, or such other date as may be agreed to by the parties hereto, provided that if the Rights Offering does not occur and the option is exercised pursuant to Section 3 hereof, then “Closing Date” shall mean the date that is three (3) Business Days after such option is exercised, or such other date as may be agreed to by the parties hereto.
     “Commission” shall mean the United States Securities and Exchange Commission, or any successor agency thereto.
     “Common Stock” shall have the meaning set forth in the recitals hereof.
     “Company” shall have the meaning set forth in the preamble hereof.
     “Company SEC Documents” shall have the meaning set forth in Section 4(h) hereof.
     “Company Stock Approval” shall have the meaning set forth in Section 3 hereof.
     “Complete Option” shall have the meaning set forth in Section 3 hereof.
     “Convertible Notes” shall have the meaning set forth in Section 3 hereof.
     “Credit Agreement” shall mean the Credit Agreement dated May 5, 2004, as amended, by and among the Company and Exide Global Holding Netherlands C.V. as borrowers, the lenders party thereto, and Deutsche Bank AG New York Branch as the administrative agent.
     “Designee” shall have the meaning set forth in Section 8 hereof.
     “Excess Shares” shall have the meaning set forth in Section 7(f) hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.
     “Expenses” shall have the meaning set forth in Section 7(c) hereof.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Legg Mason” shall have the meaning set forth in the preamble hereof.
     “Market Adverse Effect” shall have the meaning set forth in Section 9(a)(iv) hereof.
     “Material Adverse Effect” shall mean a material adverse effect on the financial condition, or on the earnings, financial position, operations, assets, results of operation, business or prospects of the Company and its subsidiaries taken as a whole.

     “New Shares” shall have the meaning set forth in the recitals hereof.
     “Observer Rights” shall have the meaning set forth in Section 8 hereof.
     “Option Period” shall have the meaning set forth in Section 3 hereof.
     “Partial Option” shall have the meaning set forth in Section 3 hereof.
     “Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.
     “Plan” shall have the meaning set forth in Section 4(c) hereof.
     “Prospectus” shall mean a prospectus, as defined in Section 2(10) of the Securities Act, that meets the requirements of Section 10 of the Securities Act and is current with respect to the securities covered thereby.
     “Proxy Statement” shall mean a definitive proxy statement filed with the Commission relating to the Rights Offering and the transactions contemplated hereunder, together with all amendments, supplements and exhibits thereto.
     “Registration Rights Agreement” shall have the meaning set forth in the recitals hereof.
     “Record Date” shall have the meaning set forth in the recitals hereof.
     “Representative” shall have the meaning set forth in Section 7(b) hereof.
     “Rights” shall have the meaning set forth in the recitals hereof.
     “Rights Offering” shall have the meaning set forth in the recitals hereof.
     “Rights Offering Expiration Date” shall mean the date on which the subscription period under the Rights Offering expires.
     “Rights Offering Prospectus” shall mean the final Prospectus included in the Rights Offering Registration Statement for use in connection with the issuance of the Rights.
     “Rights Offering Registration Statement” shall mean the Company’s Registration Statement on Form S-3 under the Securities Act or such other appropriate form under the Securities Act, pursuant to which the Rights and underlying shares of Common Stock will be registered pursuant to the Securities Act.
     “Securities” shall mean those of the New Shares, Unsubscribed Shares and Additional Subscription Shares that are purchased by the Standby Purchasers pursuant to Section 2 or 3 hereof, as the case may be.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.
     “Standby Purchaser” shall have the meaning set forth in the preamble hereof.
     “Subscription Agent” shall have the meaning set forth in Section 7(a)(vii) hereof.
     “Subscription Price” shall have the meaning set forth in the recitals hereof.
     “Termination Date” shall have the meaning set forth in Section 3 hereof.

     “Term Sheet” shall have the meaning set forth in the recitals hereof.
     “Threshold” shall have the meaning set forth in Section 7(f) hereof.
     “Tontine” shall have the meaning set forth in the preamble hereof.
     “Transfer” shall have the meaning set forth in Section 10(a) hereof.
     “Unsubscribed Shares” shall have the meaning set forth in Section 2(b) hereof.
     Section 2. Standby Purchase Commitment.
     (a) Each of the Standby Purchasers and the Additional Standby Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to each of the Standby Purchasers and the Additional Standby Purchaser, at the Subscription Price, all of the New Shares that will be available for purchase by each of the Standby Purchasers and the Additional Standby Purchaser pursuant to its Basic Subscription Privilege.
     (b) The Standby Purchasers and the Additional Standby Purchaser hereby agree to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchasers and the Additional Standby Purchaser, at the Subscription Price, any and all New Shares if and to the extent such shares are not purchased by the Company’s stockholders (the “Unsubscribed Shares”) pursuant to the exercise of Rights. It is understood and agreed that, if and to the extent that the Standby Purchasers and the Additional Standby Purchaser are required to purchase Unsubscribed Shares pursuant to this subsection (b), Tontine shall purchase 54% of the Unsubscribed Shares, Legg Mason shall purchase 36% of the Unsubscribed Shares and the Additional Standby Purchaser shall purchase 10% of the Unsubscribed Shares, provided that if the Additional Standby Purchaser does not purchase such Unsubscribed Shares, Tontine shall purchase 60% of the Unsubscribed Shares and Legg Mason shall purchase 40% of the Unsubscribed Shares, provided, further, that Tontine, Legg Mason and the Additional Standby Purchaser reserve the right to agree among themselves to reallocate the percentage of the Unsubscribed Shares that they shall each purchase so long as they purchase 100% of the Unsubscribed Shares in the aggregate.
     (c) The Standby Purchasers hereby agree to purchase from the Company, and the Company hereby agrees to sell to the Standby Purchasers, at the Subscription Price, between 11,111,111 and 16,666,667 shares of Common Stock (the “Additional Subscription Shares”) in accordance with the Term Sheet. It is understood and agreed that Tontine shall purchase 60% of the Additional Subscription Shares and Legg Mason shall purchase 40% of the Additional Subscription Shares, provided that Tontine and Legg Mason reserve the right to agree between each other to reallocate the percentage of the Additional Subscription Shares that they shall each purchase so long as Tontine and Legg Mason purchase 100% of the Additional Subscription Shares in the aggregate.
     (d) Notwithstanding anything else contained in this Agreement, none of Tontine, Legg Mason or the Additional Standby Purchaser shall acquire Securities hereunder which would result in it or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which it is a member owning (i) 30% or more of the issued and outstanding shares of Common Stock on fully diluted basis without the requisite prior written consent of the Company’s lenders under the Credit Agreement or (ii) greater than 50% of the issued and outstanding shares of Common Stock. If either Standby Purchaser would otherwise exceed such maximum number of shares, such excess shall be purchased by the other Standby Purchaser. If the Additional Standby Purchaser would otherwise exceed such maximum number of shares, such excess shall be purchased 60% by Tontine and 40% by Legg Mason.
     (e) Payment of the Subscription Price for the Securities shall be made, on the Closing Date, against delivery of certificates evidencing the Securities, in United States dollars by means of certified or cashier’s checks, bank drafts, money orders or wire transfers.
     (f) If the number of Unsubscribed Shares and Additional Subscription Shares which Legg Mason is entitled to purchase hereunder at the Closing has an aggregate Subscription Price of less than $25,000,000, Tontine agrees, upon request from Legg Mason, to allocate to Legg Mason a portion of the Securities it is entitled to purchase so that Legg Mason’s aggregate Subscription Price equals $25,000,000.
     Section 3. Option. (i) If the Closing has not occurred on or prior to September 30, 2006 (the “Backstop Termination Date”), for any reason whatsoever, other than a material breach hereunder by the Standby Purchasers or failure of the closing condition specified in Section 9(a)(iv), or (ii) if the Company terminates this Agreement prior thereto other than as a result of a material breach hereunder by the Standby Purchasers or (iii) if the Standby Purchasers terminate this Agreement prior thereto (other than pursuant to Section 11(a)(ii) hereof) in accordance with the terms hereof (such dates in clauses (i), (ii) and (iii) above referred to as the “Termination Date”), each Standby Purchaser shall have the option to purchase the Additional Subscription Shares for a period of ten (10) Business Days following the Termination Date (the “Option Period”) upon delivery of written notice to the Company. If the stockholders of the Company shall have approved the Rights Offering and the transactions contemplated hereby, the Standby Purchasers may elect to purchase any or all of the Additional Subscription Shares (the “Complete Option”), at the Subscription Price. If the stockholders of the Company shall not have approved the Rights Offering and the transactions contemplated hereby, the Standby Purchasers may elect to purchase a portion of the Additional Subscription Shares equal to up to 19.9% of the issued and outstanding Common Stock (the “Partial Option”), at a purchase price of $4.50 per share. It is understood and agreed that (i) with respect to the Partial Option, Tontine shall have the option to purchase 50% of the Additional Subscription Shares and Legg Mason shall have the option to purchase 50% of the Additional Subscription Shares and (ii) with respect to the Complete Option, Tontine shall have the option to purchase 60% of the Additional Subscription Shares and Legg Mason shall have the option to purchase 40% of the Additional Subscription Shares pursuant to this Section 3, provided that Tontine and Legg Mason reserve the right to agree between each other to reallocate the percentage of the Additional Subscription Shares that they shall each purchase upon exercise of the Complete Option or Partial Option, as the case may be.
     Section 4. Representations and Warranties of the Company. The Company represents and warrants to the Standby Purchasers and the Additional Standby Purchaser as follows:
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.
     (b) This Agreement has been duly and validly authorized, executed and delivered by the Company and, subject to approval by the Company’s stockholders, constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (c) The authorized capital of the Company consists of (i) 61,500,000 shares of Common Stock, of which, (A) 24,551,008 shares were issued and outstanding, as of June 9, 2006, (B) 3,454,231 shares are reserved for issuance upon conversion of the Company’s Floating Rate Convertible Senior Subordinated Notes due September 18, 2013 (the “Convertible Notes”), as of the date hereof, (C) 6,250,000 shares are reserved for issuance upon exercise of the Company’s warrants issued and issuable under the Company’s 2004 plan of reorganization, as amended (the “Plan”), as of the date hereof, (D) 1,234,042 shares are reserved for issuance upon exercise of options and other awards granted under the Company’s stock option and incentive plans, as of June 22, 2006 and (E) shares issuable as provided in the Plan, of which 543,000 shares of Common Stock and warrants to acquire 1,358,000 shares of Common Stock are currently reserved for issuance under the Plan with respect to disputed claims, as of the date hereof; and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which preferred stock has been issued, as of the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights.
     (d) At the time the Rights Offering Registration Statement becomes effective, the Rights Offering Registration Statement will comply in all material respects with the requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, at the time the Rights Offering Registration Statement becomes effective and at the Closing Date, will not include an untrue statement or a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Rights Offering Registration Statement or the Prospectus made in reliance upon and in conformity with the information furnished to the Company in writing by the Standby Purchasers or the Additional Standby Purchaser for use in the Rights Offering Registration Statement or in the Prospectus.
     (e) The Proxy Statement will not, on the date it is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time the stockholders of the Company vote at a meeting of the stockholders of the Company, to approve this Agreement and the transactions hereunder and an amendment to the Company’s Certificate of Incorporation providing for an increase in the number of authorized shares of Common Stock (“Company Stockholder Approval”), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholder Approval which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information furnished to the Company in writing by the Standby Purchasers or the Additional Standby Purchaser for inclusion or incorporation by reference in any of the foregoing documents.
     (f) All of the Securities and New Shares will have been duly authorized for issuance prior to the Closing (assuming Company Stockholder Approval has been obtained) and the shares issuable upon exercise of the Partial Option are duly authorized for issuance, and, when issued and distributed as set forth in the Prospectus, will be validly issued, fully paid and non-assessable; and none of the Securities or New Shares will have been issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s Certificate of Incorporation, as amended, the Company’s bylaws, as amended, or any agreement or instrument to which the Company is a party or by which it is bound.
     (g) The documents incorporated by reference into the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act, when they become effective or at the time they are filed with the Commission, as the case may be, will comply in all material respects with the applicable provisions of the Exchange Act.
     (h) Since May 2004, the Company has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Exchange Act, or the Securities Act (all such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including without limitation all financial statements and schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, subject to any restatement of the financial statements for the fiscal year ended March 31, 2005 of the type referenced in the Company’s press release dated June 14, 2006. The audited consolidated financial statements of Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, and present fairly in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     (i) Since March 31, 2006, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, except as disclosed in writing by the Company to the other parties hereto.
     Section 5. Representations and Warranties of the Standby Purchasers and the Additional Standby Purchaser. Each Standby Purchaser and the Additional Standby Purchaser, severally and not jointly, represents and warrants to the Company, as to itself only, as follows:
     (a) Such Standby Purchaser or Additional Standby Purchaser is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.
     (b) This Agreement has been duly and validly authorized, executed and delivered by such Standby Purchaser or Additional Standby Purchaser and constitutes a binding obligation of such Standby Purchaser or Additional Standby Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (c) Such Standby Purchaser or Additional Standby Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and is acquiring the Securities for investment for its own account, with no present intention of dividing its participation with others (other than in accordance with Sections 2(b), 2(c) and 15 hereof) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws.
     (d) The Standby Purchasers and the Additional Standby Purchaser are not “affiliates” (within the meaning of Rule 405 of the Securities Act) of one another, are not acting in concert and are not members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.
     (e) The Standby Purchasers and the Additional Standby Purchaser understand that: (i) other than pursuant to the Registration Rights Agreement, the resale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be sold or otherwise transferred unless (a) the Securities are sold or transferred pursuant to an effective registration statement under the Securities Act, (b) at the Company’s request, the Standby Purchasers or the Additional Standby Purchaser, as the case may be, shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope reasonably satisfactory to the Company’s counsel) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, or (c) the Securities are sold pursuant to Rule 144 promulgated under the Securities Act; (ii) any sale of such Securities made in reliance on Rule 144 under the Securities Act may be made only in accordance with the terms of such Rule; and (iii) except as set forth in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Standby Purchasers and the Additional Standby Purchaser acknowledge that an appropriate restrictive legend will be placed on the certificate or certificates representing the Securities that may be issued pursuant to this Agreement.
     Section 6. Deliveries at Closing.
     (a) At the Closing, the Company shall deliver to each of the Standby Purchasers and the Additional Standby Purchaser the following:
          (i) A certificate or certificates representing the number of shares of Common Stock issued to each of the Standby Purchasers and the Additional Standby Purchaser pursuant to Section 2 or 3 hereof, as the case may be; and

          (ii) A certificate of an officer of the Company on its behalf to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date.
     (b) At the Closing, each of the Standby Purchasers shall deliver to the Company the following:
          (i) Payment of the Subscription Price of the Securities purchased by such Standby Purchaser, as set forth in Section 2(e) or 3 hereof, as the case may be; and
          (ii) A certificate of such Standby Purchaser to the effect that the representations and warranties of such Standby Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.
     (c) At the Closing of the transactions contemplated under Section 2, the Additional Standby Purchaser shall deliver to the Company the following:
          (i) Payment of the Subscription Price of the New Shares purchased by the Additional Standby Purchaser, as set forth in Section 2(e) hereof; and
          (ii) A certificate of the Additional Standby Purchaser to the effect that the representations and warranties of the Additional Standby Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.
     Section 7. Covenants.
     (a) Covenants. The Company agrees as follows between the date hereof and the Closing Date:
          (i) To use its reasonable best efforts to have the board of directors of the Company (“Board”) recommend to the stockholders of the Company to approve this Agreement and the transactions contemplated hereunder;
          (ii) To as soon as reasonably practicable (A) seek Company Stockholder Approval of the Rights Offering, the transactions contemplated hereunder and an increase in the number of authorized shares of the Common Stock in an amount sufficient to have enough shares of Common Stock available to issue all of the shares of Common Stock contemplated to be issued hereunder and (ii) file with the Commission the Rights Offering Registration Statement and the Proxy Statement;
          (iii) To use reasonable best efforts to cause the Rights Offering Registration Statement and any amendments thereto to become effective as promptly as possible;
          (iv) To use reasonable best efforts to effectuate the Rights Offering;
          (v) As soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchasers and the Additional Standby Purchaser with a confirmation in writing, of (A) the time when the Rights Offering Registration Statement or any amendment thereto has been filed or declared effective or the Prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Rights Offering Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the New Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for that purpose, (D) the receipt of any comments from the Commission, and (E) any request by the Commission for any amendment to the Rights Offering Registration Statement or any amendment or supplement to the Prospectus or for additional information. The Company will use its reasonable best efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;
          (vi) To operate the Company’s business in the ordinary course of business consistent with past practice;
          (vii) To notify, or to cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify, on each Friday during the exercise period of the Rights, or more frequently if reasonably requested by any Standby Purchaser or the Additional Standby Purchaser, the Standby Purchasers and the Additional Standby Purchaser of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be;
          (viii) Not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, (A) except for shares of Common Stock issuable upon exercise of the Company’s presently outstanding warrants and stock options and other awards or upon conversion of the Convertible Notes and (B) except for warrants and Common Stock issuable under the Plan and (C) except for new stock options and other awards granted to employees of the Company hired after the date hereof covering not more than 75,000 shares of Common Stock under the Company’s incentive plans and (D) except for the effects of the antidilution provisions in the Company’s warrants issued under the Plan and the indenture governing the terms of the Convertible Notes;
          (ix) Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;
          (x) Not to declare or pay any dividends or repurchase any shares of Common Stock; and
          (xi) Not to incur any indebtedness or guarantees thereof, other than borrowings in the ordinary course of business and consistent with past practice.
     (b) No Shop. Subject to the fiduciary duties of the Board after receipt of the advice of the Company’s outside legal counsel, the Company shall not, and shall not permit any of its affiliates, directors, officers, employees, representatives or agents of the Company (collectively, the “Representatives”) to, directly or indirectly, other than with respect to the disposition of non-core assets of the Company, for a price not to exceed $30,000,000 in the aggregate, permitted under the Credit Agreement, (i) discuss, knowingly encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets or any capital stock of the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any such alternative transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or any of its subsidiaries in connection with any such alternative transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall (and shall cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any such alternative transaction, including, without limitation, the sale of the Company’s European and rest of the world industrial energy business. This Section 7(b) shall not apply to the possible sale of businesses identified in writing by the Company to the Standby Purchasers on or prior to the date hereof.
     (c) Expense Reimbursement. The Company agrees to promptly reimburse each Standby Purchaser for all of its reasonable out-of-pocket costs and expenses and reasonable attorneys’ fees (collectively, “Expenses”) incurred by such Standby Purchaser in connection with this Agreement, its due diligence investigation of the Company and other activities relating to the transactions contemplated hereunder upon the Company’s receipt of all reasonably requested documentation to support the incurrence by such Standby Purchaser of such Expenses. If any travel or travel-related expenses incurred by principals or employees of any Standby Purchaser are required in connection with the foregoing activities, the Company’s reimbursement of such travel-related expenses will be subject to the terms applicable to the Company’s advisors in connection with the transactions contemplated hereunder.
     (d) Registration Rights Agreement. The Company, the Standby Purchaser and the Additional Standby Purchaser shall execute and deliver to each other and any of their permitted assignees on or prior to the Closing Date the Registration Rights Agreement.
     (e) Public Statements. Neither the Company nor the Standby Purchasers and the Additional Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, or (ii) the filing of any Schedule 13D or Schedule 13G, to which a copy of this Agreement and the Registration Rights Agreement may be attached as an exhibit thereto.
     (f) HSR Filing. If Legg Mason determines a filing is or may be required under the HSR Act in connection with the transactions contemplated hereunder, the Company and Legg Mason shall use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act with respect to the transactions contemplated hereunder so that the applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof. The filing fee required by the HSR Act for such filings shall be paid by the Company. If all conditions to the Closing have been satisfied or waived, other than the condition set forth in Section 9(d)(v), the number of shares of Common Stock purchased by Legg Mason hereunder shall be reduced so that the Subscription Price payable by Legg Mason is below the threshold (the “Threshold”) which would require a filing under the HSR Act, provided that Tontine shall purchase such shares of Common Stock above the Threshold up to an amount that would not cause Tontine to own 30% or more of the issued and outstanding Common Stock on a fully diluted basis, and if there are any such shares of Common Stock (the “Excess Shares”) which would cause Tontine to acquire 30% or more of the issued and outstanding Common Stock on a fully diluted basis, the number of shares of Common Stock the Standby Purchasers are required to purchase hereunder shall be reduced by such number of Excess Shares.
     Section 8. Observer Rights. The Company acknowledges and agrees that for so long as Tontine and/or its affiliates retain over 50% of its shares of Common Stock held immediately after the Closing under Section 2, if no employee of Tontine is serving as a member of the Board, Tontine shall have the right to designate one person who is either an employee of Tontine or is otherwise reasonably acceptable to the Board (the “Designee”) to act as an observer to the Board as provided below (“Observer Rights”). During such time as Tontine has Observer Rights, the Company shall invite the Designee to attend any meetings of the Board of Directors of the Company and any committees thereof (at the same time directors are invited thereto) and provide the Designee with such materials (at the same time such materials are provided to directors) as the Company provides to directors in connection with their service on the Board and any committees thereof, provided that the Designee need not be permitted to attend any portion of any such meeting or be provided with any portion of such materials to the extent that so doing would jeopardize any legal privilege, including the attorney-client privilege, and to the extent the subject of such meeting or materials is potentially adverse to Tontine. The exercise by Tontine of Observer Rights is conditioned upon the Company’s receipt of a confidentiality agreement executed by Tontine and the Designee reasonably satisfactory to the Company providing for Tontine’s and the Designee’s preservation of the confidentiality of any materials provided or information received at any meeting of the Board or any committee thereof. The Company will not be responsible for any expenses of the Observer’s attendance at such meetings.
     Section 9. Conditions to Closing.
     (a) The obligations of each of the Standby Purchasers and the Additional Standby Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
          (i) The representations and warranties of the Company in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date);
          (ii) The Company shall have executed and delivered to the Standby Purchasers a duly executed copy of the Registration Rights Agreement;
          (iii) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any Material Adverse Effect and no event shall have occurred or circumstance shall exist which would reasonably likely result in a Material Adverse Effect; and
          (iv) As of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or the Nasdaq National Market or trading in securities generally on the New York Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on either such exchange or the Nasdaq National Market, (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities, or (C) there shall have occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets (collectively, a “Market Adverse Effect”).
     (b) The obligations of Tontine to consummate the transactions contemplated in Section 2 hereof are subject to the election or appointment, on or prior to the Closing Date, of two (2) nominees of Tontine to the Board reasonably acceptable to the Board, which Board shall consist of not more than nine (9) members immediately after giving effect to such additional two (2) directors; it being understood that the Board shall be free to change the size of the Board after the Closing Date to the extent permitted by the Company’s certificate of incorporation and bylaws and Delaware law. If such condition is not satisfied and Tontine elects not to close, neither Legg Mason nor the Additional Standby Purchaser shall be obligated to close hereunder.
     (c) The obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
          (i) The representations and warranties of each of the Standby Purchasers and the Additional Standby Purchaser in Section 5 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date); and
          (ii) Each Standby Purchaser shall have executed and delivered to the Company a duly executed copy of the Registration Rights Agreement.
     (d) The obligations of each of the Company and the Standby Purchasers and the Additional Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Rights Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:
          (i) No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Rights Offering or the transactions contemplated by this Agreement;
          (ii) The Rights Offering Registration Statement shall have been filed with the Commission and declared effective; no stop order suspending the effectiveness of the Rights Offering Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration

Statement or otherwise shall have been complied with;
          (iii) The holders of a majority of the outstanding Common Stock shall have approved the Rights Offering and the transactions contemplated hereunder;
          (iv) The New Shares and the Securities shall have been authorized for listing on the Nasdaq Stock Market; and
          (v) If the purchase of Common Stock hereunder is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.
     (e) If the Additional Standby Purchaser elects not to close because of a failure of a Closing condition, it shall cease to have any rights or obligations hereunder. To the extent the Standby Purchasers elect to waive such Closing condition which has not been satisfied, they shall purchase their proportionate share of the New Shares that the Additional Standby Purchaser would have purchased hereunder, all subject to, and in accordance with, Section 2.
     Section 10. Restrictions on Transfer.
     (a) The Standby Purchasers and the Additional Standby Purchaser shall not, and shall ensure that their respective Affiliates do not, purchase, sell, transfer, assign, convey, gift, mortgage, pledge, encumber, hypothecate or otherwise dispose of, directly or indirectly (“Transfer”), any Securities; provided, however, that the foregoing shall not restrict in any manner a Transfer (i) by a Standby Purchaser or the Additional Standby Purchaser to one or more of its Affiliates, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 10, or (ii) to any other person in a private transaction if the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such Transfer is exempt from the registration requirements of the Securities Act or (iii) made in accordance with Rule 144 under the Securities Act, provided that the Company shall have the right to receive an opinion of legal counsel for the holder, reasonably satisfactory to the Company, to the effect that such Transfer is exempt from the registration requirements of the Securities Act, prior to the removal of the legend subject to Rule 144 or (iv) made pursuant to a registration statement declared effective by the Commission. Any purported Transfers of Securities in violation of this Section 10 shall be null and void and no right, title or interest in or to such Securities shall be Transferred to the purported transferee, buyer, donee, assignee or encumbrance holder. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such purported Transfer in its stock records.
     (b) Restrictive Legends. The Standby Purchasers and the Additional Standby Purchaser understand and agree that the Securities will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and any of the Standby Purchasers and the Additional Standby Purchaser. The legend may be removed pursuant to Section 10(a)(iii) and Section 10(a)(iv) as provided above. The legend shall be removed upon the effectiveness of a registration statement filed pursuant to the Registration Rights Agreement.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED AND/OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTRATION AND/OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS PROVIDED THAT AT THE ISSUER’S REQUEST, THE TRANSFEROR THEREOF SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL (WHICH OPINION SHALL BE IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE ISSUER) TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION, OR (C) SUCH

SECURITIES MAY BE SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
     Section 11. Termination.
     (a) This Agreement may be terminated at any time prior to the Closing Date, by either Standby Purchaser by written notice to the other parties hereto if there is (i) a Material Adverse Effect or (ii) a Market Adverse Effect that is not cured within twenty-one (21) days after the occurrence thereof (the “Cure Period”), provided that the right to terminate this Agreement after the occurrence of each Material Adverse Effect or a Market Adverse Effect, which has not been cured within the Cure Period, shall expire 7 days after the expiration of such Cure Period.
     (b) This Agreement may be terminated at any time prior to the Closing Date, by the Company on one hand or either of the Standby Purchasers on the hand by written notice to the other parties hereto:
          (i) If there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after receipt of written notice by such breaching party;
          (ii) As to Section 2, Section 7(a) (other than Sections 7(a)(ix) and 7(a)(x)) and Section 7(b), after the Backstop Termination Date; or
          (iii) As to any obligations hereunder other than Section 2, after the expiration of the Option Period.
     (c) The Additional Standby Purchaser may terminate its obligations to purchase New Shares pursuant to Section 2 upon the occurrence of the any of the events set forth in this Section 11 which give rise to a right of the Standby Purchasers to terminate this Agreement. Upon such termination by the Additional Standby Purchaser, the Additional Standby Purchaser shall cease to have any rights and obligations hereunder. To the extent this Agreement is not terminated by the Standby Purchasers, they shall purchase their proportionate share of the New Shares that the Additional Standby Purchaser would have purchased hereunder, all subject to, and in accordance with, Section 2.
     Section 12. Indemnification and Contribution.
     (a) In the event of any registration of any Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the Standby Purchasers, the Additional Standby Purchaser and each other Person (including each underwriter) who participated in the offering of such Securities and each other Person, if any, who controls such Standby Purchaser or Additional Standby Purchaser or such participating Person within the meaning of the Securities Act (all such Persons being hereinafter referred to, collectively, as the “Standby Indemnified Persons”), against any losses, claims, damages or liabilities, joint or several, to which any of the Standby Indemnified Persons may become subject (i) as a result of any breach by the Company of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (B) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Standby Indemnified Person for any reasonable legal or any other expenses reasonably incurred by such Standby Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to any Standby Indemnified Person to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Standby Indemnified Person specifically for use therein or so furnished for such purposes by any underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Standby Indemnified

Person, and shall survive the transfer of such Securities or New Shares by such Standby Indemnified Person.
     (b) Each Standby Purchaser and the Additional Standby Purchaser by acceptance thereof, severally, and not jointly, agree to indemnify and hold harmless the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Securities Act (all such Persons being hereinafter referred to, collectively, as the “Company Indemnified Persons,” and together with the Standby Indemnified Persons, the “Indemnified Persons”) against any losses, claims, damages or liabilities, joint or several, to which any of the Company Indemnified Persons may become subject (i) as a result of any breach by such Standby Purchaser or Additional Standby Purchaser of any of its representations or warranties contained herein or in any certificate delivered hereunder or (ii) under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided in writing to the Company by such Standby Purchaser or Additional Standby Purchaser specifically for use in any registration statement under which Securities were registered under the Securities Act at the request of such Standby Purchaser or Additional Standby Purchaser, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.
     (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is actually prejudiced thereby) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing, which consent shall not be unreasonably withheld or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
     (d) (i) If the indemnification provided for in this Section 12 is unavailable to an Indemnified Person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Person in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the indemnifying party or the Indemnified Persons, and their relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 12(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     Section 13. Survival. The representations and warranties of the Company and each of the Standby Purchasers and the Additional Standby Purchaser contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.
     Section 14. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:
     (a) if to Tontine, at:
c/o Tontine Capital Management L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Attention: Joseph V. Lash
Telecopy No.: (203) 769-2010
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Ted S. Waksman
Telecopy No.: (212) 310-8007
     (b) if to Legg Mason, at:
Legg Mason Opportunity Trust
c/o Legg Mason Capital Management
100 Light Street
Baltimore, Maryland 21202
Attention: General Counsel
Telecopy No.: (410) 454-5372
with a copy to:
Legg Mason Legal & Compliance
100 Light Street
Baltimore, Maryland 21202
Attention: Asset Management-Mutual Fund Practice Group
Telecopy No.: (410) 454-4408

     (c) if to Additional Standby Purchaser, at:
Arklow Capital, LLC
237 Park Avenue
New York, N.Y. 10017
Attention: Chief Executive Officer
Telecopy No.: (212) 808-3789
with a copy to:
Gottfried & Associates
1328 Boston Post Road
Larchmont, N.Y. 10538
Attention: Michael N. Gottfried
Telecopy No.: (914) 833-9202
     (d) if to the Company, at:
Exide Technologies
13000 Deerfield Parkway, Building 200
Alpharetta, Georgia 30004
Attention: Gordon A. Ulsh
Telecopy No.: (678) 566-9171
with a copies to:
Exide Technologies
13000 Deerfield Parkway, Building 200
Alpharetta, Georgia 30004
Attention: Law Department
Telecopy No.: (678) 566-9342
and
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Carter W. Emerson, P.C.
Telecopy No.: (312) 660-0374
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 14. If notice is given pursuant to this Section 14 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.

     Section 15. Assignment. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, including any person to whom Securities are transferred in accordance herewith. This Agreement, or the Standby Purchasers’ or the Additional Standby Purchaser’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by either Standby Purchaser or the Additional Standby Purchaser to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of such Standby Purchaser or the Additional Standby Purchaser over which such Standby Purchaser or the Additional Standby Purchaser or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, provided that any such assignee assumes the obligations of such Standby Purchaser or the Additional Standby Purchaser hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as such Standby Purchaser or Additional Standby Purchaser, as the case may be. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve such Standby Purchaser or Additional Standby Purchaser, as the case may be, of its obligations hereunder if such assignee fails to perform such obligations.
     Section 16. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein, with respect to the standby purchase commitments or the registration rights granted by the Company with respect to the Securities and the New Shares. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.
     Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).
     Section 18. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     Section 19. Extension or Modification of Rights Offering. Without the prior written consent of the Standby Purchasers, the Company may (i) waive irregularities in the manner of exercise of the Rights, and (ii) waive conditions relating to the method (but not the timing) of the exercise of the Rights to the extent that such waiver does not materially adversely affect the interests of the Standby Purchasers.
     Section 20. Miscellaneous.
     (a) The Company shall not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to holders of Securities in this Agreement.
     (b) The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.
     (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXIDE TECHNOLOGIES
By:	/s/ Gordon A. Ulsh

Name: Gordon A. Ulsh
Title: President and Chief Executive Officer

TONTINE CAPITAL PARTNERS, L.P.

By: TONTINE CAPITAL MANAGEMENT, L.L.C.,

its general partner
By:	/s/ Jeffrey L. Gendell

Name: Jeffrey L. Gendell
Title: Managing Member

LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ Gregory Merz

Name: Gregory Merz
Title: Vice President

ARKLOW CAPITAL, LLC

By:	/s/ Gregory Shrock

Name:	Gregory Shrock
Title:	President

Annex A
To the extent that terms and conditions herein overlap with the terms and conditions in the Standby Purchase Agreement and the Registration Rights Agreement (the “Definitive Agreements”), the terms and conditions in the Definitive Agreements shall govern.

Issuer	Exide Technologies (the “Company”).
$125.0 million, comprised of a $75.0 million rights offering and a $50.0 million additional subscription privilege for the Standby

Aggregate Offering Size	Purchasers.

Authorization	Prior approval of the Company’s board of directors (the “Board ”) and subject to shareholder approval.

Rights Offering	The Company is distributing to holders of its common stock, at no charge, one subscription right for every one share of the Company’s common stock that holders owned as of the Record Date.

Subscription Privilege	Each subscription right entitles Eligible Participants to purchase, for every one share of common stock they owned as of the Record Date, between 1.02 and 0.68 shares of common stock upon payment of between $3.00 and $4.50 per share, depending on the Subscription Price formula described below.

Launch Date	The offering will be launched shortly after the mailing of the proxy statement for the Company’s annual shareholder meeting, which will be held in August 2006. The expected launch date is July 27, 2006.

Record Date	The Record Date is expected to be July 27, 2006 at 5:00 p.m., New York City time. Only the Company’s stockholders as of the Record Date (the “Eligible Participants ”) will receive rights to subscribe for shares in the rights offering.

Expiration Date	It is expected that the rights would expire at or shortly after the Company’s annual meeting but in no event more than 40 days after the launch date. Rights not exercised by the Expiration Date will be null and void. The Company has the option, with the approval of the Standby Purchasers, to extend the expiration of the rights offering for any reason, for a period not to exceed 15 business days.

Subscription Price	Subscription Price will be payable in cash and set at a 20% discount to the average closing price of the Company’s common stock for the 30 trading day period ending July 6, 2006. Notwithstanding the above, at no time shall the Subscription Price be higher than $4.50 per share nor shall it be lower than $3.00 per share. All payments must be cleared on or before the Expiration Date.

Transferability of Rights	The subscription rights may not be sold, transferred or assigned.

Subscription Commitment of Tontine	Tontine Capital Partners, L.P. ( “Tontine”), who, as of June 15, 2006, beneficially owned approximately 9.9% of the Company’s common stock, will agree to act as a standby purchaser in the rights offering in the amount up to 54% of the unsubscribed shares.

Subscription Commitment of Legg Mason	Legg Mason Investment Trust, Inc. ( “Legg Mason ”), who, as of June 15, 2006, beneficially owned 0.0% of the Company’s common stock, will agree to act as a Standby Purchaser in the rights offering in the amount up to 36% of the unsubscribed shares.

Subscription Commitment of Arklow	Arklow Capital, LLC. ( “Arklow ”), who, as of June 15, 2006, beneficially owned 4.2% of the Company’s common stock, will agree to act as a Standby Purchaser in the rights offering in the amount up to 10% of the unsubscribed shares.

Reallocation of Percentage of Subscription	Tontine, Legg Mason and Arklow reserve the right to agree among themselves to reallocate the percentage of the unsubscribed shares that they shall each purchase (so long as Tontine, Legg Mason and Arklow purchase 100% of the unsubscribed shares in the aggregate).

Subscription Commitment Fee	Additional subscription privilege of $50.0 million to be allocated pro rata to Tontine and Legg Mason based on subscription commitments, subject to change of control limitations described below.

Additional Subscription Privilege for the Standby Purchasers	The Company is granting Tontine and Legg Mason the right to acquire between 11.1 million and 16.7 million shares of the Company’s common stock at the Subscription Price after completion of the Rights Offering. They will commit to purchase such shares.

Reallocation of Percentage of Additional Subscription	Tontine and Legg Mason reserve the right to agree between each other to reallocate the percentage of the additional subscription shares referred to above that they shall each purchase (so long as Tontine and Legg Mason purchase 100% of the additional subscription shares in the aggregate).

Change of Control	No purchaser, or group of which that purchaser is a member, may acquire shares in the equity offering that would result in a Change of Control under the Company’s Senior Credit Facility (30% fully — diluted ownership) or Second-Lien Notes agreement (50% of outstanding shares).

Subscription Agent	[TBD].

Use of Proceeds	Proceeds will be used to provide additional liquidity for working capital, capital expenditures and general corporate purposes.

Board of Directors	Tontine shall have the right to nominate 2 directors on the Board reasonably acceptable to the Board, which Board shall consist of not more than 9 members immediately after giving effect to such additional 2 directors; it being understood that the Board shall be free to change the size of the Board after the closing date of the rights offering to the extent permitted by the Company’s certificate of incorporation and by-laws and Delaware law.

Registration Rights	Tontine, Legg Mason and Arklow shall have registration rights, which shall consist of an immediate evergreen shelf registration statement, demand registrations if the shelf registration statement is not effective, unlimited Form S — 3 registrations so long as the Company is eligible to use such Form and piggyback registration rights.

Annex B
REGISTRATION RIGHTS AGREEMENT
     Registration Rights Agreement, dated as of ___, 2006, by and among Exide Technologies, a Delaware corporation (“Company”), and the stockholders signatories hereto.
W I T N E S S E T H :
     WHEREAS, this Agreement is being entered into in connection with the Standby Purchase Agreement dated as of June [_____], 2006 (the “Standby Purchase Agreement”) among the parties to this Agreement (as defined below);
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:
     1. Definitions. Unless otherwise defined herein, capitalized terms used herein and in the recitals above shall have the following meanings:
     “Additional Holders” shall mean the Permitted Assignees of Registrable Securities who, from time to time, acquire Registrable Securities from a Holder or Holders and own Registrable Securities at the relevant time, agree to be bound by the terms hereof and become Holders for purposes of this Agreement.
     “Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person. For purposes of this definition, “control” shall mean the ability of one Person to direct the management and policies of another Person.
     “Agreement” shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
     “Closing Date” shall have the meaning assigned to such term in the Standby Purchase Agreement.
     “Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.
     “Common Stock” shall mean the shares of common stock, $.01 par value per share, of Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Common Stock.
     “Company” shall have the meaning assigned to such term in the preamble.
     “Demand Registration” shall have the meaning assigned to such term in Section 2(b) hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Holder” shall mean any (i) Person who owns Registrable Securities at the relevant time and is a party to this Agreement or (ii) any Additional Holder.

     “Majority Holders” shall mean Holders holding at the time, shares of Registrable Securities representing more than 50% of the then outstanding Registrable Securities.
     “Permitted Assignee” shall mean any (a) Affiliate of any Holder who acquires Registrable Securities from such Holder, or its Affiliates, or (b) any other Person who acquires any Registrable Securities of any Holder or Holders who is designated as a Permitted Assignee by such Holder in a written notice to Company; provided, however, that the rights of any Person designated as a Permitted Assignee referred to in the foregoing clause (b) shall be limited if, and to the extent, provided in such notice.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Registrable Securities” shall mean the Common Stock of Company owned by the Holders as of the date hereof or at any time in the future; and, if as a result of any reclassification, stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, sale of all or substantially all of the assets of Company or other reorganization or other transaction or event, any capital stock, evidence of indebtedness, warrants, options, rights or other securities (collectively “Other Securities”) are issued or transferred to a Holder in respect of Registrable Securities held by the Holder, references herein to Registrable Securities shall be deemed to include such Other Securities.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.
     “Shelf Registration” means a registration effected pursuant to Section 2(a) hereof.
     “Shelf Registration Statement” means a “shelf” registration statement of Company relating to a “shelf” offering in accordance with Rule 415 of the Securities Act, or any similar rule that may be adopted by the Commission, pursuant to the provisions of Section 2(a) hereof which covers all of the Registrable Securities held by the Holders, on an appropriate form under the Securities Act, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Standby Purchase Agreement” shall have the meaning assigned to such term in the recitals.
     2. Required Registration.
          (a) Company shall use its reasonable best efforts to cause a Shelf Registration Statement to be filed and declared effective by the Commission within 90 days after the Closing Date. Each Holder as to which any Shelf Registration is being effected agrees to furnish to Company all information with respect to such Holder necessary to make any information previously furnished to Company by such Holder not misleading. Company agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for as long as any Holder holds Registrable Securities. Company further agrees, if necessary, to promptly supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registrations, and Company agrees to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the Commission.
          (b) At any time the Shelf Registration Statement covering all Registrable Securities is not effective and after receipt of a written request from the Holders of Registrable Securities requesting that Company effect a registration under the Securities Act covering at least 10% of the Registrable Securities outstanding as of the Closing Date (a “Demand Registration”), and specifying the intended method or methods of disposition thereof, Company shall promptly notify all Holders in writing of the receipt of such request and each such Holder, in lieu of exercising its rights under Section 3 may elect (by written notice sent to Company within 10 Business Days from the date of such Holder’s receipt of the aforementioned Company’s notice) to have Registrable Securities included in such Demand Registration thereof pursuant to this Section 2. Thereupon Company shall, as expeditiously as is possible, use its reasonable best efforts to effect the registration under the Securities Act of all shares of Registrable Securities which Company has been so requested to register by such Holders for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered; provided, however, that Company shall not be required to effect more than two (2) registrations of any Registrable Securities pursuant to this Section 2, unless Company shall be eligible at any time to file a registration statement on Form S-3 (or other comparable short form) under the Securities Act, in which event there shall be no limit on the number of such registrations pursuant to this Section 2.
          (c) A registration will not count as a Demand Registration until it has become effective (unless the requesting Holders withdraw all their Registrable Securities and Company has performed its obligations hereunder in all material respects, in which case such demand will count as a Demand Registration unless the requesting Holders pay all registration expense in connection with such withdrawn registration); provided, however, that if, after it has become effective, an offering of Registrable Securities pursuant to a registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court or is withdrawn because of any development affecting Company, such registration will be deemed not to have been effected and will not count as a Demand Registration.
          (d) If the managing underwriter of a Demand Registration shall advise Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the Demand Registration would materially and adversely affect the distribution of such Registrable Securities, then all selling Holders shall reduce the amount of Registrable Securities each intended to distribute through such offering on a pro-rata basis.
     3. Incidental Registration. If Company at any time proposes to file on its behalf and/or on behalf of any of its security holders (the “demanding security holders”) a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of Company pursuant to any employee benefit plan, respectively) for the general registration of securities, it will give written notice to all Holders at least 20 days before the initial filing with the Commission of such registration statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request.
     Each Holder desiring to have Registrable Securities registered under this Section 3 shall advise Company in writing within 10 Business Days after the date of receipt of such offer from Company, setting forth the amount of such Registrable Securities for which registration is requested. Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration is so requested, subject to the next sentence, and shall use its reasonable best efforts to effect registration under the Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by Company or such demanding security holder would materially and adversely affect the distribution of such securities by Company or such demanding security holder, then all selling security holders (including the demanding security holder who initially requested such registration) shall reduce the amount of securities each intended to distribute through such offering on a pro-rata basis. Except as otherwise provided in Section 5, all expenses of such registration shall be borne by Company.
     4. Registration Procedures. If Company is required by the provisions of Section 2 or 3 to use its reasonable best efforts to effect the registration of any of its securities under the Securities Act, Company will, as expeditiously as possible:
          (a) prepare and file with the Commission a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for a period of time required for the disposition of such securities by the holders thereof, but not to exceed 180 days (other than the Shelf Registration Statement which shall be kept effective for such period as provided in Section 2(a));

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of 180 days (other than the Shelf Registration Statement which shall be kept effective for such period as provided in Section 2(a));
          (c) furnish to such selling security holders such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;
          (d) use its reasonable best efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as each holder of such securities shall request (provided, however, that Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;
          (e) promptly notify each Holder whose Registrable Securities are intended to be covered by such registration statement and each underwriter and, if requested by any such Person, confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, (iii) any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information; and (iv) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the time period during which such registration statement is required to remain effective shall be extended for the time period during which such prospectus is so suspended;
          (f) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2, on the date that such shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (1) an opinion, dated such date, of the independent counsel representing Company for the purposes of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, in customary form and covering matters of the type customarily covered in such legal opinions; and (2) a comfort letter dated such date, from the independent certified public accountants of Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holder making such request and, if such accountants refuse to deliver such letter to such Holder, then to Company, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or such Holder shall reasonably request. Such opinion of counsel shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as such Holders may reasonably request. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Holders of a majority of the Registrable Securities being so registered may reasonably request;
          (g) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities; and
          (h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.
     It shall be a condition precedent to the obligation of Company to take any action pursuant to this Agreement in respect of the securities which are to be registered at the request of any Holder that such Holder shall furnish to Company such information regarding the securities held by such Holder and the intended method of disposition thereof as Company shall reasonably request and as shall be required in connection with the action taken by Company.
     Each Holder agrees that, upon receipt of any notice from Company of the happening of any event of the kind described in Section 4(e)(iv), such Holder shall immediately discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e)(iv).
     5. Expenses. All expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with any stock exchange or the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel for Company, the reasonable fees and reasonable expenses of counsel for the selling security holders (selected by those holding a majority of the shares being registered), expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 4 (d), shall be paid by Company, except that:
          (a) all such expenses in connection with any amendment or supplement to the registration statement or prospectus filed more than 180 days after the effective date of such registration statement because any Holder has not effected the disposition of the securities requested to be registered shall be paid by such Holder; and
          (b) Company shall not be liable for any fees, discounts or commissions to any underwriter or any fees or disbursements of counsel for any underwriter in respect of the securities sold by such Holder.
     6. Indemnification and Contribution.
          (a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Company shall indemnify and hold harmless to the fullest extent permitted by law the Holder of such Registrable Securities, such Holder’s directors and officers, and each other person (including each underwriter) who participated in the offering of such Registrable Securities and each other person, if any, who controls such Holder or such participating person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or any such director or officer or participating person or controlling person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Holder or such director, officer or participating person or controlling person for any legal or any other expenses reasonably incurred by such Holder or such director, officer or participating person or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to Company by such Holder specifically for use therein or (in the case of any registration pursuant to Section 2) so furnished for such purposes by any underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or such director, officer or participating person or controlling person, and shall survive the transfer of such securities by such Holder.
          (b) Each Holder, by acceptance hereof, agrees to indemnify and hold harmless to the fullest extent permitted by law Company, its directors and officers and each other person, if any, who controls Company within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which Company or any such director or officer or any such person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided in writing to Company by such Holder specifically for use in the following documents and contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto. Notwithstanding the provisions of this paragraph (b) or paragraph (d) below, no Holder shall be required to indemnify any person pursuant to this Section 6 or to contribute pursuant to paragraph (d) below in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.
          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is actually prejudiced thereby) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing, which consent shall not be unreasonably withheld or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
          (d) If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.
     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     7. Certain Limitations on Registration Rights. Notwithstanding the other provisions of this Agreement:
          (a) Company shall not be obligated to register the Registrable Securities of any Holder if, in the opinion of counsel to Company reasonably satisfactory to the Holder and its counsel (or, if the Holder has engaged an investment banking firm, to such investment banking firm and its counsel), the sale or other disposition of such Holder’s Registrable Securities, in the manner proposed by such Holder (or by such investment banking firm), may be effected without registering such Registrable Securities under the Securities Act; and
          (b) Company shall not be obligated to register the Registrable Securities of any Holder pursuant to Section 2 if Company has had a registration statement, under which such Holder had a right to have its Registrable Securities included pursuant to Section 2 or 3, declared effective within six months prior to the date of the request pursuant to Section 2; provided, however, that if any Holder elected to have shares of its Registrable Securities included under such registration statement but some or all of such shares were excluded pursuant to the penultimate sentence of Section 3, then such six-month period shall be reduced to three months.
          (c) Company shall have the right to delay the filing or effectiveness of a registration statement required pursuant to Section 2 hereof during one or more periods aggregating not more than 90 days in any twelvemonth period in the event that (i) Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of Company’s board of directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect Company.
     8. Selection of Managing Underwriters. The managing underwriter or underwriters for any offering of Registrable Securities to be registered pursuant to Section 2 shall be selected by the holders of a majority of the Registrable Securities being so registered and shall be reasonably acceptable to Company.
     9. Interpretive Matters. Unless otherwise expressly provided or the context otherwise requires, for purposes of this Agreement the following rules of interpretation apply:
          (a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.
          (b) Any reference in this Agreement to gender includes all genders, and words imparting the singular number also include the plural and vice versa.
          (c) All references in this Agreement to any “Article,” or “Section,” are to the corresponding Article or Section of this Agreement.
          (d) The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (e) The word “including” or any variation thereof means “including, but not limited to,” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.
     10. Miscellaneous.
          (a) No Inconsistent Agreements. Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders in this Agreement.
          (b) Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.
          (c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless Company has obtained the written consent of the Majority Holders.
          (d) Notice Generally. All notices, demands, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:
          (i) If to any Holder, at its last known address appearing on the books of Company maintained for such purpose.
          (ii) If to Company, at:
Exide Technologies
13000 Deerfield Parkway, Building 200
Alpharetta, Georgia 30004
Attention: Gordon A. Ulsh
Telecopy No.: (678) 566-9171
With copies to:
Exide Technologies
13000 Deerfield Parkway, Building 200
Alpharetta, Georgia 30004
Attention: Law Department
Telecopy No.: (678) 566-9342

and
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Carter W. Emerson, P.C.
Telecopy No.: (312) 660-0374
or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.
          (e) Rule 144. So long as Company is subject to the reporting requirements under the Exchange Act, it shall comply with such requirements so as to permit sales of Registrable Securities by the holders thereof pursuant to Rule 144 under the Securities Act.
          (f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto including any person to whom Registrable Securities are transferred and becomes an Additional Holder in accordance with this Agreement.
          (g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          (h) Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof. Each of the parties hereby submits to personal jurisdiction and waives any objection as to venue in the County of New York, State of New York. Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if mailed to the parties in accordance with Section 10(d) hereof. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.
          (i) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          (j) Entire Agreement. This Agreement represents the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.
          (k) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          (l) Termination. Company’s obligations under this Agreement shall cease with respect to any Person when such Person ceases to be a Holder. Notwithstanding the foregoing, Company’s obligations under Section 5 and Section 6 shall survive in accordance with their terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXIDE TECHNOLOGIES

By:

Name: Title:

TONTINE CAPITAL PARTNERS, L.P.

By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,

its general partner

By:

Name: Title:

LEGG MASON INVESTMENT TRUST, INC.

By:

Name: Title:

ARKLOW CAPITAL, LLC

By:

Name: Title:
[PERMITTED ASSIGNEES UNDER STANDBY PURCHASE AGREEMENT]